Exhibit 99.1

Monday October 30, 2006

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801 or jp@salisburybank.com

FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Lakeville,   Connecticut,   Monday,  October  30,   2006/PRNewswire....Salisbury
Bancorp, Inc. (the "Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the third quarter of 2006 was $1,159,874 or $.69 per average share outstanding. This compares to 2005 third quarter net income of $1,131,211 or $.67 per average share outstanding. For the nine months ended September 30, 2006, net income totaled $3,312,775 or $1.97 per average share outstanding as compared to net income of $3,768,148 or $2.24 per average share outstanding for the same nine month period in 2005.
Among the factors impacting the quarter as well as year-to-date is reduced income from gains in securities transactions. Interest rates continued to increase until the later part of the third quarter when the Federal Reserve Bank ceased their tightening strategy. The yield curve however remains flat, the result being continuing compression pressures on net interest margins. Bank Management is encouraged that core business continues to strengthen. New business development efforts have resulted in growth of net loans to $231,316,899. This is an increase of $23,773,173 or 11.46% when compared to the period ending September 30, 2005. The Bank constantly monitors the quality of the loan portfolio to ensure that loan quality will not be sacrificed for growth or otherwise compromise the Company's objectives. Total deposits have increased to $307,907,802 and compares to total deposits of $284,407,778 last year at this time. As of September 30, 2006, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. The trust and investment services division continues to perform, posting revenues of $1,410,500. This is a 26% increase when compared to revenues of $1,119,129 for the first nine months of 2005. Management also continues its efforts to control operating expenses which has resulted in a decrease in other noninterest expenses of $129,425 for the first nine months of 2006. Overall, Management remains confident that the Bank is well positioned to meet the goals and objectives that have been established to enhance shareholder value as the Bank moves forward to the challenges of the final quarter of 2006.





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
                                               Quarter Ended                     Nine Months Ended
                                                September 30                       September 30
                                          2006              2005               2006            2005
                                          ----             -----               ----            ----
                                               (unaudited)                           (unaudited)
Total interest and dividend
  income                              $ 6,111,598      $ 5,272,728         $17,360,981      $15,375,847
Total interest expense                  2,753,930        1,906,522           7,451,694        5,295,263
Net interest and dividend
  income                                3,357,668        3,366,206           9,909,287       10,080,584
Provision for loan losses                       0           90,000                   0          270,000
Trust/Investment services income          475,500          342,399           1,410,500        1,119,129
Gain on sales of available-for-sale
  Securities, net                         232,950          390,914             293,632        1,227,436
Other noninterest income                  504,205          541,628           1,534,566        1,543,488
Other noninterest expense               3,100,989        3,067,499           8,929,940        9,059,365
Income before income taxes              1,469,334        1,483,648           4,218,045        4,641,272
Income tax expense                        309,460          352,437             905,270          873,124
Net income                            $ 1,159,874      $ 1,131,211         $ 3,312,775      $ 3,768,148
Earnings per common
   share                              $       .69      $       .67         $      1.97      $      2.24


The Company previously announced a third quarter dividend of $.26 per common share that is payable on October 31, 2006 to shareholders of record as of September 29, 2006. This compares to a $.25 per common share dividend that was paid to shareholders for the third quarter of 2005. Year-to-date dividends total $.78 per common share for the year 2006. This compares to total year-to-date dividends of $.75 per common share one year ago and represents an increase of 4.0%.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $400 million and continues to serve the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and presently operates full service branches in Canaan, Salisbury and Sharon, Connecticut and South Egremont and Sheffield, Massachusetts. The Bank offers a full complement of consumer and business banking products and services as well as trust services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.



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